UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 20, 2013 (September 17, 2013)

Sprint Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-04721	46-1170005
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6200 Sprint Parkway

Overland Park, Kansas 66251

(Address of Principal Executive Offices, Including Zip Code)

(855) 848-3280 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hesse Employment Agreement

On September 18, 2013, Sprint Corporation (the “Company”) and Daniel R. Hesse, President and Chief Executive Officer of the Company, entered into a new employment agreement (the “Agreement”), replacing a prior employment agreement with Sprint Nextel Corporation dated December 17, 2007, amended and restated effective December 31, 2008, and again amended November 11, 2012 (the “Prior Agreement”).

The Agreement provides for a term through July 31, 2018, subject to earlier termination as described below, and for the following compensation:

•	an annual base salary of $1,200,000;

•

participation in the Company’s short-term incentive compensation plan, with a targeted opportunity for 2013 equal to 200% of his annual base salary, and a maximum award equal to 200% of his targeted opportunity; and

•	participation in the Company’s long-term incentive compensation plan, in the form of equity and/or cash-based awards as determined for other senior executives.

The Agreement continues the Prior Agreement’s terms that, in the event that Mr. Hesse’s employment is terminated by the Company without cause (as defined in the Agreement), or Mr. Hesse resigns for good reason (as defined in the Agreement), other than in connection with a change in control of the Company, he will:

•	continue to receive his base salary for 24 months;

•	receive a pro rata payment under the then-applicable short-term incentive plan with respect to the portion of the fiscal year through the date of termination of his employment;

•

receive, with respect to the 24-month period following the date of termination of his employment, payments under the terms of the then-existing short-term incentive plan equal to the lesser of his targeted opportunity as of the date of termination of his employment and the payout determined by the Company’s Compensation Committee based on actual performance of the Company compared to the targeted objectives under the plan; and

•	be entitled to continue to participate in certain benefit plans.

Also continuing the Prior Agreement’s terms, upon a termination of employment coincident with Mr. Hesse’s eligibility for benefits under our long-term disability plan, he will continue to receive his base salary for the longer of 12 months or the applicable period under the plan (reduced by any amounts paid under the plan), and he will be entitled to continue to participate in certain benefit plans.

Mr. Hesse remains a participant in our Change in Control Severance Plan and is entitled to severance compensation and benefits thereunder if Mr. Hesse’s employment is terminated without cause or Mr. Hesse resigns for good reason during the 18-month period following a change in control.

For the 24-month period following the termination of Mr. Hesse’s employment, he has agreed not to compete with the Company or solicit employees or customers of the Company. His perpetual confidentiality covenant in the Agreement includes proprietary information of SoftBank Corp., but his non-solicitation covenant excludes SoftBank and his non-competition covenant excludes additional territories and business scope resulting solely from SoftBank’s ownership of the Company. If Mr. Hesse breaches any of his obligations, he would forfeit his right to any severance payments and benefits to which he otherwise would be entitled.

The Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Amendments to the Sprint Nextel Corporation 2007 Omnibus Incentive Plan and Sprint Nextel Change of Control Severance Plan

On September 17, 2013, the Board of Directors (the “Board”) amended the Sprint Nextel Corporation 2007 Omnibus Incentive Plan and Sprint Nextel Change in Control Severance Plan to change the name of the plans to the Sprint Corporation 2007 Omnibus Incentive Plan and Sprint Corporation Change in Control Severance Plan, respectively, and to modify the definition of “Change in Control” to:

•

exclude SoftBank Corp. (“SoftBank”) or its controlled affiliates from the change in control trigger associated with a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) acquiring 30 percent or more of the combined voting power of the Company ; and

•	include Sprint Corporation ceasing to have equity securities trading on a national securities exchange as a change in control trigger.

The Board also amended the Sprint Corporation Change in Control Severance Plan to include an “offset” of change in control benefits for pay and benefits received during any “WARN” notification period, to align with such an offset provided in the broad-based separation plan.

The Sprint Corporation 2007 Omnibus Incentive Plan and the Sprint Corporation Change in Control Severance Plan are filed as Exhibits 10.2 and 10.3, respectively, to this Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Employment Agreement, dated September 18, 2013, between Daniel R. Hesse and Sprint Corporation.

10.2	Sprint Corporation 2007 Omnibus Incentive Plan

10.3	Sprint Corporation Change in Control Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2013	Sprint Corporation

	By:	/s/ Timothy P. O’Grady
Timothy P. O’Grady, Assistant Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated September 18, 2013, between Daniel R. Hesse and Sprint Corporation.

10.2	Sprint Corporation 2007 Omnibus Incentive Plan

10.3	Sprint Corporation Change in Control Severance Plan